Exhibit 3.9

TG-17, INC.

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES F PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE

delaware GENERAL CORPORATION LAW

The undersigned, Doron Kempel, does hereby certify that:

1. The undersigned is the Chief Executive Officer of TG-17, INC., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 150,000,000 shares of preferred stock, $0.0001 par value per share.

3. On June 19, 2025, the following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Corporation’s Certificate of Incorporation authorizes the issuance of 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized to divide the preferred stock into any number of series, fix the number of shares constituting such series and the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the designation and number of a series of the preferred stock and to determine the designation, relative rights, preferences and limitations thereof, which shall consist of 10,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the powers, designations, rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series F Preferred Stock.” The number of shares constituting the Series F Preferred Stock shall be ten thousand (10,000) shares. Except as otherwise provided herein, the Series F Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.0001 per share (the “Common Stock”).

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2. Dividends. The holders of shares of Series F Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series F Preferred Stock shall be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders of Series F Preferred Stock shall be treated as if all shares of Series F Preferred Stock had been converted to Common Stock immediately prior to the distribution.

(b) A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, shall not be deemed to be a Liquidation for purposes of this Designation.

4. Optional Conversion of Series F Preferred Stock. The Holders of Series F Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series F Preferred Stock shall be convertible at the option of the Holders thereof and without the payment of additional consideration by the Holders thereof, at any time, into one (1) share of Common Stock.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series F Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Company at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and the proposed date of such conversion (for purposes of this Designation, the “Optional Conversion Date”). Upon receipt of the Conversion Demand, the Company shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series F Preferred Stock, if any, or, if none, of the Company. On or before the Optional Conversion Date, each Holder of the Series F Preferred Stock to be so converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Company at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Company. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Company shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series F Preferred Stock, if any, or, if none, of the Company, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

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(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series F Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series F Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series F Preferred Stock by the Company upon conversion of Series F Preferred Stock by such Holder.

(d) Reservation of Stock. The Company shall at all times when any shares of Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series F Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series F Preferred Stock.

5. Voting. The holders of Series F Preferred Stock shall have the right to vote on all matters submitted to a vote of, or acted upon by the written consent of, the holders of the Company’s common stock, including the election of directors, and all other matters as required by law. Holders of shares of Series F Preferred Stock shall be entitled to cast 40,000 votes for each one (1) share of Series F Preferred Stock held on the date of the applicable shareholder meeting or written consent. There is no right to cumulative voting in the election of directors. The holders of Series F Preferred Stock shall vote together with all other classes and series of common stock of the Company as a single class on all actions to be taken by the common stockholders of the Company except to the extent that voting as a separate class or series is required by law.

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RESOLVED, FURTHER, that the Chief Executive Officer and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations of Series F Preferred Stock in accordance with the foregoing resolution and the provisions of DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 19th day of June, 2025.

TG-17, Inc.

By	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer

[Signature page to the Certificate of Designation for Series F Preferred Stock of TG-17, Inc.]